EXHIBIT (6)(i)

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND MUST BE HELD INDEFINITELY UNLESS THEY ARE SUBSEQUENTLY REGISTERED UNDER SAID ACT OR, IN THE OPINION OF COUNSEL TO THE COMPANY, AN EXEMPTION FROM REGISTRATION UNDER SAID ACT IS AVAILABLE. ANY ROUTINE SALES OF THE SECURITIES WHICH MAY BE MADE IN RELIANCE UPON RULE 144 UNDER SAID ACT, IF AVAILABLE, CAN BE MADE ONLY IN ACCORDANCE WITH ALL OF THE TERMS AND CONDITIONS OF THAT RULE. THE COMPANY MAKES NO REPRESENTATION THAT IT WILL MEET THE REPORTING REQUIREMENTS OR ANY OTHER REQUIREMENTS OF RULE 144.

                                 PROMISSORY NOTE
                                 ---------------


Maker:                              SearchHelp, Inc.
Maker's Mailing Address             1055 Stewart Avenue, Suite 12
                                    Bethpage, New York  11714



Payee:
      --------------------------------------------------------------------------

Payee's Mailing Address:
                        --------------------------------------------------------

Payee's Social Security Number:
                               -------------------------

Principal Amount: Twenty-Five Thousand and No/100 Dollars ($25,000)

Effective Date:
               --------------------------------------------------------

Annual Interest Rate on Unpaid
Principal from Effective Date:     Ten Percent (10%) per annum

Annual Interest Rate
on Matured, Unpaid Amounts:        Ten Percent (10%) per annum

Terms of Payment
(principal and   interest):        The entire amount of principal, together with
                                   accrued  interest thereon,  is payable in one
                                   installment  60 days from the effective date.
                                   Maker  reserves  the  right  to  prepay  this
                                   Promissory Note in any  amount   at  any time
                                   prior to  maturity  without penalty.

1.        General.  Maker promises to pay to Payee at the place of payment,  and
          -------
          according to the terms of payment, the principal amount plus interest at the rates stated above.

2.        Common Stock Purchase Option.  If there occurs an Event of Default (as
          ----------------------------
          defined below in paragraph 7), then Payee shall have the option to purchase up to Ten Thousand (10,000) shares of Common Stock for a purchase price of $.01 per share. If the Event of Default continues for 30 days, then after the 30th day (and at the end of each successive 30-day period until this Promissory Note is paid in full), Payee shall have the option to purchase up to an additional Five Thousand (5,000) shares of Common Stock for a purchase price of $.01 per share.

3.        Costs  of  Collection.  If  this  note is  given  to an  attorney  for
          ---------------------
          collection, or if suit is brought for collection, or if it is collected through, bankruptcy, or other judicial proceeding, then Maker shall pay Payee all costs of collection, including reasonable attorneys' fees and court costs, in addition to other amounts due.

4.        Savings Clause. Interest on the debt evidenced by this Promissory Note
          --------------
          shall not exceed the maximum amount of nonusurious interest that may be contracted for, taken, reserved, charged, or received under law; any interest in excess of that maximum amount shall be credited on the principal of the debt or, if that has been paid, refunded. On any acceleration or required or permitted prepayment, any such excess shall be canceled automatically as of the acceleration or prepayment or, if already paid, credited on the principal of the debt or, if the principal of the debt has been paid, refunded. This provision overrides other provisions in this and all other instruments concerning the debt.

5.        Representation  of Payee.  Payee  represents  and warrants to Maker as
          ------------------------
          follows:

          (a) Payee acknowledges that this Promissory Note evidences a debt owed by the Maker to Payee and is not intended to be or constitute a security (debt or otherwise) and as such is not a security subject to federal or state securities laws.

          (b) Payee acknowledges and agrees that this Promissory Note is not negotiable and is not transferable without the express written consent of the Maker.

          (c) The Payee acknowledges that Maker will pay a fee in the amount of 10% of the principal amount loaned pursuant to this Promissory Note to Robert M. Cohen & Company, Inc., for services rendered in connection with execution and delivery of this Promissory Note.

          (d) Payee has received and examined all information concerning Maker which Payee considers necessary to making an informed decision regarding the loan represented by this Promissory Note (the "Loan"). In addition, Payee has had the opportunity to ask questions of, and receive answers from, the officers and agents of Maker concerning Maker and to obtain such information, to the extent such persons possessed the same or could acquire it without unreasonable effort or expense, as Payee deemed necessary to verify the accuracy of the information referred to herein.

          (e) The Payee acknowledges and understands that: (i) the Maker will use the Loan for a Business which currently is in the development stage, (ii) the Loan will not be sufficient to provide the Maker with the necessary funds to achieve its business plan, (iii) the Maker may never be able to raise sufficient funds to achieve its business plan, (iv) this Promissory Note will not be guaranteed, and (v) the Payee bears the economic risk of losing the Loan and never being repaid.

6.        Governing  Law.  This  Promissory  Note,  and all rights and  remedies
          --------------
          hereunder, will be governed by the laws of the State of New York.

7.        Event of Default.  An "Event of Default"  shall have occurred if Maker
          ----------------
          fails to pay any payment of principal or interest on this Promissory Note when due.


                                          MAKER:    SearchHelp, Inc.


                                          By:
                                             --------------------------
                                               Name:  William Bozsnyak
                                               Title:  President


     The undersigned Payee hereby confirms the representations and warranties made by the Payee set forth above.


                                            ------------------------------------
                                            Payee